FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fourth Quarter and Fiscal Year 2025 Financial Results
Record 493 Net New Openings in 2025, 19.2% Unit Growth
Achieves 12.1% System-wide Sales Growth for Fiscal Year 2025
Introduces 2026 Guidance
Dallas, February 18, 2026 - (PRNewswire) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fourth quarter and fiscal year ended December 27, 2025.
“Our team continues to demonstrate operational excellence as we opened 493 net new restaurants and expanded into six new international markets,” said Michael Skipworth, President & Chief Executive Officer. “I am proud of our efforts as we implemented the Wingstop Smart Kitchen in all of our 2,586 domestic restaurants in just 10 months. In a year marked by uncertainty, the structural advantages of our operating model are reflected in our 15% Adjusted EBITDA growth in 2025. This year’s performance reflects the compelling returns of our unit economics, but also the confidence in our strategy that will enable our vision of reaching more than 10,000 restaurants globally.”

Fourth Quarter 2025 Highlights
▪System-wide sales of $1.3 billion increased 9.3% vs. 2024
▪124 net new openings
▪Domestic restaurant AUV of $2.0 million
▪Domestic same store sales decreased 5.8% vs. 2024
▪Digital sales represented 73.2% of system-wide sales
▪Total revenue of $175.7 million, an increase of 8.6% vs. 2024
▪Net income of $26.8 million, or $0.96 per diluted share
▪Adjusted net income1 of $27.8 million and adjusted earnings per diluted share1 of $1.00
▪Adjusted EBITDA1, increased 9.8% vs. 2024 to $61.9 million

Fiscal Year 2025 Highlights
▪System-wide sales increased 12.1% vs. 2024 to $5.3 billion
▪493 net new openings
▪Domestic same store sales decreased 3.3% vs. 2024
▪Total revenue of $696.9 million, an increase of 11.4% vs. 2024
▪Net income increased 60.3% vs. 2024 to $174.3 million, or $6.21 per diluted share
▪Adjusted net income1 increased 3.8% vs. 2024 to $114.5 million, while adjusted earnings per diluted share1 increased to $4.08 from $3.75 in 2024
▪Adjusted EBITDA1, increased 15.2% vs. 2024 to $244.2 million
1See “Non-GAAP Financial Measures“ and the reconciliation tables accompanying this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Key Operating Metrics

	Thirteen Weeks Ended
	December 27, 2025	December 28, 2024
Number of system-wide restaurants open at end of period	3,056	2,563
Number of domestic franchise restaurants open at end of period	2,529	2,154
Number of international franchise restaurants open at end of period (1)	470	359
System-wide sales (in millions)	$1,347	$1,232
Domestic AUV (in thousands)	$2,000	$2,138
Domestic same store sales growth	(5.8)%	10.1%
Company-owned domestic same store sales growth	1.6%	3.8%
Net income (in thousands)	$26,760	$26,753
Adjusted net income (in thousands)	$27,830	$27,743
Adjusted EBITDA (in thousands)	$61,878	$56,348

(1) Including U.S. territories.

Fourth Quarter 2025 Financial Results
Total revenue for the fourth quarter 2025 increased to $175.7 million from $161.8 million in the prior fourth quarter. Royalty revenue, franchise fees and other increased $6.2 million, of which $10.6 million was due to net new franchise development, partially offset by a decrease of $3.6 million due to a 5.8% decline in domestic same store sales. Advertising fees increased $5.3 million due to a 9.3% increase in system-wide sales in the fourth quarter 2025, as well as an increase in the national advertising fund contribution rate to 5.5% from 5.3%, effective the first day of the fiscal first quarter 2025. Company-owned restaurant sales increased $2.3 million due to company-owned restaurant same store sales growth of 1.6%, driven primarily by an increase in transactions.
Cost of sales was $24.5 million compared to $23.3 million in the prior fourth quarter. As a percentage of company-owned restaurant sales, cost of sales decreased to 75.6% from 77.6% in the prior fourth quarter. The decrease as a percentage of company-owned restaurant sales was primarily driven by sales leverage on other operating expenses, as well as a decline in food, beverage and packaging costs primarily resulting from a decrease in the cost of bone-in chicken wings as compared to the prior fourth quarter.
Selling, general & administrative (“SG&A”) expense increased $2.1 million to $33.3 million from $31.2 million in the prior fourth quarter. The increase in SG&A expense was driven by an increase in headcount related expenses.
Interest expense, net increased $2.8 million to $9.2 million from $6.4 million in the prior fourth quarter. The increase was primarily driven by interest expense related to the securitized financing transaction completed in December 2024 to support our return of capital strategy, which increased our outstanding debt by $500 million, partially offset by additional interest income earned on our investments, as compared to the prior year period.

Fiscal Year 2026 Guidance
•Flat to low-single digit domestic same store sales growth;
•Global unit growth rate of 15% to 16%;
•SG&A of between $151 - $154 million, which includes $3 million of restructuring charges related to corporate realignment;
•Stock-based compensation expense of approximately $32 million;
•Interest expense, net of approximately $43 million; and
•Depreciation and amortization of approximately $30 million.

Restaurant Development
As of December 27, 2025, there were 3,056 Wingstop restaurants system-wide. This included 2,586 restaurants in the United States, of which 2,529 were franchised restaurants and 57 were company-owned, and 470 franchised restaurants were in international markets, including U.S. territories. During the fourth quarter 2025, there were 124 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of our strong cash flow generation and our commitment to returning value to stockholders, on February 17, 2026, our board of directors authorized and declared a quarterly dividend of $0.30 per share of common stock, resulting in a total dividend of approximately $8.3 million. This dividend will be paid on March 27, 2026 to stockholders of record as of March 6, 2026.

Share Repurchase

During the fourth quarter of 2025, we repurchased and retired 248,278 shares of our common stock at an average price of $241.65 per share. As of December 27, 2025, $91.3 million remained available under the share repurchase program previously approved by our Board of Directors.

Since the inception of our share repurchase program in August 2023, we have repurchased and retired 2,585,149 shares of our common stock at an average price of $258.64 per share.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and related tax adjustments.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

We will host a conference call today to discuss the fourth quarter and fiscal year 2025 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-855-669-9658 or 1-412-317-0088 (international), then entering the replay code 4161830. The replay will be available through Wednesday, February 25, 2026.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 3,000 restaurants worldwide, with approximately 98% of the total restaurant count owned by brand partners. Generating over $5 billion in system-wide sales in fiscal 2025, Wingstop offers made-to-order, always fresh classic and boneless wings, tenders, and chicken sandwiches in 12 bold, distinctive flavors, alongside signature sides and iconic housemade ranch and bleu cheese dips.
Dedicated to Serving the World Flavor, Wingstop is the Official Chicken Partner of the NBA with a vision to become a Top 10 Global Restaurant Brand.
Learn more at wingstop.com or follow @Wingstop on X, Instagram, Facebook and TikTok.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-

GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2026 fiscal year outlook for domestic same store sales growth, global unit growth, SG&A expense, stock-based compensation expense, interest expense, net and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Kyra Harbert
Media@wingstop.com

Investor Contact
Sarah Niehaus
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 27, 2025	December 28, 2024
Assets
Current assets
Cash and cash equivalents	$196,572	$315,910
Restricted cash	25,994	20,868
Accounts receivable, net	20,823	19,661
Prepaid expenses and other current assets	7,956	6,520
Advertising fund assets, restricted	16,143	32,659
Total current assets	267,488	395,618
Property and equipment, net	130,581	125,953
Operating lease assets	48,637	49,046
Goodwill	83,875	74,718
Trademarks	32,700	32,700
Investments	87,164	8,511
Other non-current assets, net	42,964	29,700
Total assets	$693,409	$716,246
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$12,846	$6,943
Current portion of operating lease liabilities	3,232	1,059
Other current liabilities	49,744	46,782
Advertising fund liabilities	16,143	32,659
Total current liabilities	81,965	87,443
Long-term debt, net	1,209,094	1,206,201
Operating lease liabilities	58,080	58,169
Deferred revenues, net of current	47,721	38,877
Deferred income tax liabilities, net	33,142	1,085
Other non-current liabilities	169	57
Total liabilities	1,430,171	1,391,832
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,540,619 and 28,662,614 shares issued and outstanding as of December 27, 2025 and December 28, 2024, respectively	275	287
Additional paid-in-capital	1,529	1,568
Retained deficit	(744,915)	(676,940)
Accumulated other comprehensive income (loss)	6,349	(501)
Total stockholders' deficit	(736,762)	(675,586)
Total liabilities and stockholders' deficit	$693,409	$716,246

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$81,931	$75,702	$321,782	$288,354
Advertising fees	61,367	56,063	247,619	217,630
Company-owned restaurant sales	32,396	30,056	127,452	119,823
Total revenue	175,694	161,821	696,853	625,807
Costs and expenses:
Cost of sales (1)	24,476	23,321	96,058	91,632
Advertising expenses	64,676	60,601	261,545	233,306
Selling, general and administrative	33,320	31,232	128,356	116,801
Depreciation and amortization	6,387	5,865	25,068	19,490
(Gain) loss on disposal of assets	—	(1,038)	6,535	(1,038)
Total costs and expenses	128,859	119,981	517,562	460,191
Operating income	46,835	41,840	179,291	165,616
Interest expense, net	9,205	6,418	35,784	21,292
Investment (income) expense	29	(1,292)	(93,682)	(2,866)
Income before income tax expense	37,601	36,714	237,189	147,190
Income tax expense	10,841	9,961	62,922	38,473
Net income	$26,760	$26,753	$174,267	$108,717

Earnings per share
Basic	$0.97	$0.92	$6.23	$3.72
Diluted	$0.96	$0.92	$6.21	$3.70

Weighted average shares outstanding
Basic	27,698	29,091	27,974	29,262
Diluted	27,778	29,210	28,074	29,384

Dividends per share	$0.30	$0.27	$0.84	$0.71

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 27, 2025		December 28, 2024
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$11,932	36.8%	$11,184	37.2%
Labor costs	7,480	23.1%	7,299	24.3%
Other restaurant operating expenses	5,911	18.2%	5,589	18.6%
Vendor rebates	(847)	(2.6)%	(751)	(2.5)%
Total cost of sales	$24,476	75.6%	$23,321	77.6%

	Fiscal Year Ended
	December 27, 2025		December 28, 2024
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$46,893	36.8%	$43,371	36.2%
Labor costs	29,576	23.2%	28,317	23.6%
Other restaurant operating expenses	22,751	17.9%	23,025	19.2%
Vendor rebates	(3,162)	(2.5)%	(3,081)	(2.6)%
Total cost of sales	$96,058	75.4%	$91,632	76.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Domestic Franchised Activity
Beginning of period	2,450	2,064	2,154	1,877
Openings	85	83	384	274
Closures	(4)	—	(4)	—
Acquired by Company	(2)	—	(5)	(4)
Re-franchised by Company	—	7	—	7
Restaurants end of period	2,529	2,154	2,529	2,154

Domestic Company-Owned Activity
Beginning of period	55	56	50	49
Openings	—	1	3	4
Closures	—	—	(1)	—
Acquired by Company	2	—	5	4
Re-franchised to franchisees	—	(7)	—	(7)
Restaurants end of period	57	50	57	50

Total Domestic Restaurants	2,586	2,204	2,586	2,204

International Franchised Activity(1)
Beginning of period	427	338	359	288
Openings	49	22	122	77
Closures	(6)	(1)	(11)	(6)
Restaurants end of period	470	359	470	359

Total System-wide Restaurants	3,056	2,563	3,056	2,563

(1) Includes U.S. territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Net income	$26,760	$26,753	$174,267	$108,717
Interest expense, net	9,205	6,418	35,784	21,292
Income tax expense	10,841	9,961	62,922	38,473
Depreciation and amortization	6,387	5,865	25,068	19,490
EBITDA	$53,193	$48,997	$298,041	$187,972
Additional adjustments:
Transaction costs (a)	—	316	497	316
Loss on sale of building (b)	—	—	6,534	—
Gain on sale of investment (c)	—	—	(92,485)	—
System implementation costs (d)	931	986	5,839	1,713
Amortization of capitalized system implementation costs (e)	477	—	934	—
Stock-based compensation expense (f)	7,277	6,049	24,878	22,060
Adjusted EBITDA	$61,878	$56,348	$244,238	$212,061

(a) Represents non-recurring transaction costs that are not part of our ongoing operations and were incurred to execute the sale and subsequent reinvestment of the Company’s unconsolidated equity method investment in Lemon Pepper Holdings, Ltd.
(“LPH”), Wingstop’s United Kingdom master franchisee, during the fiscal first quarter 2025; all transaction costs are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents a non-recurring loss on sale of an office building during the fiscal first quarter 2025, which was included in Loss on disposal of assets on the Consolidated Statements of Operations.
(c) Represents a non-recurring gain related to the sale of the Company’s unconsolidated equity method investment in LPH during the fiscal first quarter 2025, which was included in Investment income, net on the Consolidated Statements of Operations.
(d) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning, human capital management, and global development technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(e) Represents amortization associated with capitalized cloud computing costs related to our system implementation, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(f) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Numerator:
Net income	$26,760	$26,753	$174,267	$108,717
Adjustments:
Transaction costs (a)	—	316	497	316
Loss on disposal of building (b)	—	—	6,534	—
Gain on sale of investment (c)	—	—	(92,485)	—
System implementation costs (d)	931	986	5,839	1,713
Amortization of capitalized system implementation costs (e)	477	—	934	—
Tax effect of adjustments (f)	(338)	(312)	18,883	(487)
Adjusted net income	$27,830	$27,743	$114,469	$110,259

Denominator:
Weighted-average shares outstanding - diluted	27,778	29,210	28,074	29,384

Adjusted earnings per diluted share	$1.00	$0.95	$4.08	$3.75

(a) Represents non-recurring transaction costs that are not part of our ongoing operations and were incurred to execute the sale and subsequent reinvestment of the Company’s unconsolidated equity method investment in LPH, the Company’s United Kingdom master franchisee, during the 2025 fiscal year; all transaction costs are included in Selling, general and administrative on the Consolidated statements of Comprehensive Income.
(b) Represents a non-recurring loss on sale of an office building during the fiscal first quarter 2025, which was included in Loss on disposal of assets on the Consolidated Statements of Operations.
(c) Represents a non-recurring gain related to the sale of the Company’s unconsolidated equity method investment in LPH during the fiscal first quarter 2025, which was included in Investment income, net on the Consolidated Statements of Operations
(d) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(e) Represents amortization associated with capitalized cloud computing costs related to our system implementation, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(f) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended December 27, 2025, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.